EXHIBIT 10.4

EMPLOYMENT AGREEMENT BETWEEN BAILY & HASKELL

ASSOCIATES, INC. AND PIERRE J. MORRISSEAU

EMPLOYMENT AGREEMENT

This AGREEMENT (“Agreement”) made and entered into as of the 1st day of January, 2011 by and between PIERRE J. MORRISSEAU, an individual residing in Fayetteville, New York (the “Employee”), BAILEY & HASKELL ASSOCIATES, INC (formerly known as Oneida Associates, Inc.), a New York Corporation with its principal office at 182 Main Street, Oneida, New York (the “Corporation”) and Oneida Financial Corp. (the “Company”), a Maryland corporation and holding company of Oneida Savings Bank (the “Bank”), as guarantor.  The Corporation and Company are collectively referred to as the “Employer”.

RECITALS

WHEREAS, the Corporation (a subsidiary of the Bank) entered into an employment agreement with the Employee, dated April 7, 2003, (referred to as the “Prior Employment Agreement”); and

WHEREAS, Employee and the Board of Directors of the Corporation desire to enter into an agreement setting forth the terms and conditions of Employee’s employment and provide for the continued service of the Employee; and

WHEREAS, the parties hereto desire to enter into the Agreement, such that this Agreement shall supersede and replace the Prior Employment Agreement.

NOW, THEREFORE, in consideration of the premises contained herein, it is agreed by and between the parties as follows:

1.                                      EMPLOYMENT.

Corporation hereby employs Employee as an officer of the Corporation, and Employee hereby accepts such employment with Corporation and agrees to serve upon the terms and conditions hereinafter set forth. The Employee shall render administrative, management, and production services as are customarily performed by persons situated in similar capacities, and shall have such other powers and duties as the Board of Directors of the Corporation (the “Board of Directors”) may prescribe from time to time, and as are set forth in Paragraph 4 hereof.

2.                                      TERM.

The initial term of employment under this Agreement shall be for the period commencing on the date hereof and ending on December 31, 2012.  Not later than six months prior to the expiration of this Agreement the disinterested members of the Compensation Committee of the Company must take the following actions: (i) conduct a comprehensive performance evaluation and review of the Employee for purposes of determining whether to extend or renew the Agreement; and (ii) affirmatively approve the extension, renewal or non-renewal of the Agreement, which the decision shall be included in the minutes of the Compensation Committee’s meeting.  If the decision of such disinterested members of the Compensation Committee of the Company is not to renew the Agreement, then the Compensation Committee shall provide the Employee with a written notice of non-renewal (“Non-Renewal Notice”) at least 60 days prior to the expiration of this Agreement, such that the

Agreement shall terminate at the expiration date.  The initial term and any renewal term are collectively referred to herein as the “Employment Term.”

3.                                      COMPENSATION.

3.1.                            Base Salary. The Corporation agrees to pay the Employee during the term of this Agreement a salary of not less than that set forth in Exhibit A annexed hereto, (“Base Salary”), payable in accordance with the normal payroll practices of the Corporation.  All amounts received by Employee as compensation shall be subject to federal, state and local tax withholding by the Corporation.  The Base Salary shall be paid at the same time as salary is paid to other employees of the Corporation. The amount of the Employee’s Base Salary shall be reviewed by the Board of Directors on an annual basis, but may not be reduced below that set forth in such Exhibit A. Adjustments in Base Salary or other compensation shall not limit or reduce any other obligation of the Corporation under this Agreement.  Unless as otherwise provided herein, the Corporation shall have no further obligation to the Employee for compensation after termination of employment.  Employee shall be entitled to receive only that portion of such compensation due to the Employee for services rendered if employment is terminated under Paragraphs 6 or 7.

3.2.                            Bonuses and Incentive Compensation.  The Employee shall be eligible to participate in an equitable manner with all other employees of the Employer in any bonus or other incentive programs (including any stock option or equity compensation plans) as may be authorized, declared and paid by the Boards of Directors of the Employer.  This provision shall not preclude the grant of any other bonus or compensation to the Employee as determined by the Board of Directors of the Employer. Payment of a bonus to the Employee pursuant to this Section 3.2, if applicable, shall be made no later than March 15 of the calendar year immediately following the year in which the performance bonus was earned.

3.3.                            Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the Corporation, provided that the Employee accounts for such expenses as required under such policies and procedures.  Any reimbursement shall be paid to the Employee as soon as practicable but no later than March 15 of the calendar year following the year in which the Employee pays such reasonable expenses in performing services under this Agreement.

3.4.                            Benefits.  The Employee shall be eligible to participate in any employee pension benefit plans (as that term is defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), group life insurance plans, medical plans, dental plans, long-term disability plans, and other fringe benefit plans or programs maintained by the employer for the benefit of its employees (“Benefit Plans”).  The Employee’s participation in any such Benefit Plans and programs (before or after termination) shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans and programs notwithstanding any provisions of this Agreement.  The Employee shall be entitled to such supplemental benefits as set forth on the attached Exhibit B to this Agreement, which may be amended from time-to-time upon the mutual agreement of Employee and Employer.

3.5.                            Other Benefits.  During the period of employment, the Employee shall also be entitled to receive the following benefits:

(i)                                     Paid vacation in accordance with the Employer’s Employee Handbook;

(ii)                                  Reasonable sick leave consistent with the Corporation’s policy; and

(iii)                               Reimbursement of fees or dues (but not personal expenses) for up to two club memberships of the Employee at dining or country clubs as may be beneficial to the Employee’s role with the Corporation.  The choice of clubs shall be subject to review and disapproval by the Board of Directors of the Company at any time.

(iv)                              Use of a Corporation owned or leased vehicle of type commensurate with the Employee’s duties and role with the Corporation as reviewed and approved by the Board of Directors.

3.6.                            Exclusivity of Salary and Benefits.  Employee shall not be entitled to any payments or benefits other than those provided under this Agreement or referred to in Exhibit A and Exhibit B.

4.                                      DUTIES AND RESPONSIBILITIES.

4.1.                            So long as he is employed hereunder, Employee shall serve as President of the Corporation during the Employment Term and shall have such responsibilities, duties and authority as is customary for persons serving in similar officer positions and as may from time to time be reasonably assigned by the respective Boards of the Employer.  The Employee shall be responsible for implementing the policies of the Board of Directors of the Company and the Board of Directors of the Corporation, and shall report to the President and Chief Executive Officer of the Company.  In such capacity, Employee agrees to discharge his duties to the best of his abilities and to devote substantially all of his working time and attention to the performance of his duties under this Agreement. The Employee may affiliate with professional associations, business and civic organizations in support of his role as an officer of the Corporation, provided that Employee’s involvement in such activities does not adversely affect the performance of his duties on behalf of the Corporation or the Company or the reputation of the Corporation or Company.

4.2.                            All funds, included but not limited to, premiums, commissions, fees and charges on all insurance and all other financial services and products business transacted through the efforts of Employee shall be invoiced to the client or purchaser by Corporation or any insurance company it represents. All checks or bank drafts received by the Employee from a client or purchaser shall be made payable to Corporation or any insurance company it represents; and all premiums shall be collected by Employee in the name of and on behalf of Corporation.

4.3.                            Except as otherwise provided herein, so long as Employee is employed hereunder, Employee shall faithfully execute, to the best of his ability, the duties set forth in Paragraphs 1 and 4 and devote his full attention and use his ability and influence to promote its success. The foregoing is not intended to restrict the passive investment activities of Employee.  All business transacted through the efforts of Employee for the Corporation shall be the sole property of Corporation and Employee shall have no right to share in any commission resulting from such business, except as may be specifically provided hereby.

5.                                      DISABILITY.

In the event the Employee is determined to be disabled (as determined pursuant to the policy of the Corporation established from time to time by the Board of Directors), the Employee shall be entitled to receive his Base Salary in accordance with the regular payroll practices of the Corporation for a period of 90 days following the date on which the Employee is determined to be disabled.  All disability payments to Employee thereafter shall be made pursuant to the Employee’s long-term disability policy.

6.                                      TERMINATION.

This Agreement shall terminate upon the occurrence of any of the following:

(a)                                 The death of the Employee;

(b)                                 The disability of the Employee which renders him unable to perform his duties hereunder for a period of at least twelve (12) months. For purposes hereof, the Employee shall be deemed to be disabled when any insurance carrier carrying disability income insurance for the Employee shall determine under its policy that the Employee is totally disabled;

(c)                                  The written agreement of the parties hereto;

(d)                                 Pursuant to the provisions regarding notice and term set forth in Paragraph 2;

(e)                                  Termination for Cause. Corporation shall have the right to terminate this Agreement upon five days prior written notice, in the event Corporation discharges Employee for “Cause.” For purpose of this Agreement, “Cause” shall mean, (i) Employee’s professional license(s) (any or all) shall have been revoked or suspended by the State of New York for other than administrative oversight, (ii) Employee is convicted of, pleads guilty to, any act of fraud, misappropriation or embezzlement or to any felony, (iii) Employee has engaged in a dishonest act to the damage or detriment of Corporation or (iv) Employee otherwise fails to comply with the terms of this Agreement and, after written notice from Corporation of such failure, Employee at any time thereafter again fails to comply with such terms.  Upon receipt of written notice hereunder, Employee shall cease rendering services on behalf of Corporation and shall have no authority to bind the Corporation as a result of any subsequent actions.

(f)                                   Change of Control.  If the Employee’s employment by the Employer shall cease for any reason other than Cause, death or disability of Employee, or termination for Good Reason by Employee within six months prior to, or 12 months following, a Change of Control that occurs during the Employment Term, the provisions of Section 7 below shall apply even if the Employment Term under this Agreement has expired.

(g)                                  Resignation.  Effective upon the Employee’s termination of employment for any reason, the Employee hereby resigns from any and all offices and positions (including any director positions) related to the Employee’s employment with the Employer and any subsidiaries or affiliates thereof, and held by the Employee at the time of termination.

(h)                                 Regulatory Limits.  Notwithstanding any other provision in this Agreement, (i) the Employer may terminate or suspend this Agreement and the employment of the Employee hereunder, as if such termination were for Cause under Section 6(e) hereof, to the extent required by applicable Federal or state law related to banking, deposit insurance or bank or savings institution holding companies or by regulations or orders issued by the Federal Deposit Insurance Corporation or any other state or federal banking regulatory agency having jurisdiction over the Company or the Bank and (ii) no payment shall be required to be made to or for the benefit of the Employee under this Agreement to the extent such payment is prohibited by applicable law, regulation or order issued by a banking agency or a court of competent jurisdiction; provided that it shall be the Employer’s burden to establish that any such action was so required.

(i)                                     Excess Payments.  Notwithstanding the foregoing, in the event the Employee is a Specified Employee (as defined herein), then, solely, to the extent required to avoid penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Employee’s payments shall be delayed until the first day of the seventh month following the Employee’s Separation from Service (as defined below).  A “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank or Company is or becomes a publicly traded company.

7.                                      TERMINATION FOLLOWING A CHANGE IN CONTROL.

(a)                                 Subject to the limits set forth in Section 7(b), in the event the Employer terminates the Employee’s employment for reasons other than Cause, death or Disability of Employee, or the Employee terminates employment with Good Reason, in either case within six months prior to, or 12 months after, a Change of Control, the Employer shall, within 30 days following termination, (i) pay to the Employee a lump sum cash payment equal to 2.00 times the average annual compensation paid to the Employee by Employer and included in the Employee’s gross income for income tax purposes during the two full calendar years, or shorter period of employment, that immediately precede the year during which the Change of Control occurs, and (ii) pay the Employee within 30 days following termination all amounts earned through the date of termination, and (iii) release the Employee from the non-compete provisions provided in Section 9(c) of this agreement with the Employee continuing to be bound by the non-piracy provisions provided in Section 8(b) of this Agreement, and (iv)a cash bonus payment equal to the estimated amount necessary for the Employee to use the after-tax portion of said payment to pay the premiums of the Employee’s supplemental benefits as provided in Exhibit B for a period of 12 months following the termination date.  In addition, the Employer shall provide continued life insurance coverage and non-taxable medical and dental insurance coverage at substantially the same levels that existed prior to the termination for a period of 12 months following the termination date.

(b)                                 Limitation.  Notwithstanding anything in this Agreement to the contrary, in the event that the amount payable to the Employee pursuant to Section 7(a) above, when added to all other amounts paid or to be paid to, and the value of all property received or to be received by the Employee in anticipation of or following a Change of Control, whether paid or received pursuant to this Agreement or otherwise (such other amounts and property being referred to herein as “Other Change in Control Payments”), would constitute an excess parachute payment within the meaning of Section 280G of the Code (or any successor or renumbered section), then the amount payable pursuant to Section 7(a) of this Agreement shall be reduced to the maximum amount which, when added to such Other Change in Control Payments, would not constitute an excess parachute payment.  The allocation of any reduction required by this subparagraph among various payments shall be made based on the directions of the Employee, provided, however, that if it is determined that such directions by the Employee shall be in violation of Code Section 409A, the allocation of the required reduction shall be pro-rata to the various payments.

(c)                                  For purposes of this Agreement, a “Change of Control” shall mean:

(1)                                 Acquisition of Significant Share Ownership:  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, the Bank or any other corporation controlled by the Company, or (v) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii), and (iii) of subsection (3) of this Section 4(c); or

(2)                                 Change in Board Composition:  Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board of Directors (the “Company Board”); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Company shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company Board; or

(3)                                 Merger with Third Party:  Consummation of reorganization, merger or consolidation of the Company with another entity (a “Business Combination”), unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company, the Bank, such corporation resulting from such Business Combination or a corporation controlled by any of them) beneficially owns, directly or indirectly, 25% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, providing for such Business Combination; or

(4)                                 Sale of Assets:  The Company sells or deposes of all or substantially all of its or the Corporations assets to a third party.

(d)                                 “Good Reason” shall mean the Employee’s resignation from the Corporation’s employ upon any of the following, unless consented to by Employee:

(1)           failure to appoint Employee to the position set forth in Section 1, or a material change in Employee’s function, duties, or responsibilities, which change would cause Employee’s position to become one of lesser responsibility, importance, or scope from the position and responsibilities described in Section 4, to which Employee has not agreed in writing (and any such material change shall be deemed a continuing breach of this Agreement by the Bank);

(2)           a relocation of Employee’s principal place of employment to a location that is more than 50 miles from the location of the Corporation’s principal executive offices as of the date of this Agreement;

(3)           a material reduction in the benefits and perquisites, including Base Salary, to Employee from those being provided as of the Effective Date (except for any reduction that is part of a reduction in pay or benefits that is generally applicable to officers or employees of the Corporation or Company);

(4)           a liquidation or dissolution of the Company or the Bank;

(5)           a material breach of this Agreement by the Company or the Bank.

Upon the occurrence of any event described in clauses (1) through (5) above, the Employee shall have the right to elect to terminate his employment under this Agreement by resignation within a reasonable period of time (not to exceed ninety (90) days) after the event giving rise to the right to elect.  The Company shall have at least 30 days to remedy any condition set forth in clauses (d)(1)-(5) above, provided, however the Company shall be entitled to waive such period and make an immediate payment in accordance with the applicable section of this Agreement.

(e)           Excess Payments.  Notwithstanding the foregoing, in the event the Employee is a Specified Employee (as defined herein), then, solely, to the extent required to avoid penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Employee’s payments shall be delayed until the first day of the seventh month following the Employee’s Separation from Service (as defined below).  A “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank or Company is or becomes a publicly traded company.

8.             EFFECT OF TERMINATION.

(a) As of the effective date of the termination of this Agreement, the Corporation shall have no further obligation to pay any further salary to the Employee hereunder (except the annual salary shall be prorated to the date of termination) or any other benefits hereunder and the Employee shall have no further obligation to perform his duties and responsibilities hereunder, other than the covenant not to compete contained in Paragraph 9 hereof.

(b) Employee acknowledges and agrees that all client accounts are owned by Corporation and all accounts obtained by Employee during his employment shall be Corporation accounts and all expiration lists, renewals, customer lists and records related thereto are and shall be the sole property of Corporation. Upon termination of Employee’s employment for any reason whatsoever, with or without Cause, such customer accounts, expiration lists, renewals, customer lists and records shall continue to remain the property of Corporation.

(c)  To the extent necessary to comply with Code Section 409A, the Employee’s termination of active employment shall be construed to require a “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, such that the Corporation and Employee reasonably anticipate that the level of bona fide services Employee would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

9.                                      COVENANTS AGAINST DISCLOSURE OF SECRET AND/OR CONFIDENTIAL INFORMATION AND COMPETITION.

Employee represents and acknowledges that in the course of his employment with Corporation he will become familiar with secret and/or confidential information of Corporation, including the secret and/or confidential information of affiliates or subsidiaries of the Corporation (hereinafter referred to as “Affiliates”), including, but not limited to, lists of agents, brokers and policyholders, expiration and renewal dates, inspection and credit reports, other insurance data on various risks written by Corporation or said Affiliates, all of which secret and/or confidential information is hereby acknowledged by Employee to be the exclusive property of Corporation and its Affiliates, and is hereinafter referred to as “secret and/or confidential information,” and therefore, Employee hereby covenants and agrees as follows:

(a) Employee shall not, during the period of his employment by Corporation or at any time thereafter, disclose to any person, firm or corporation, nor shall Employee use for any purpose whatsoever, except as directed by Corporation or disclosed in the ordinary course of business of Corporation, any of the secret and/or confidential information.

(b) Upon the termination, for any reason whatsoever, of Employee’s employment by Corporation, Employee shall return and deliver forthwith to Corporation any and all papers, books, records, documents, memoranda and manuals, including copies thereof, belonging to Corporation or its Affiliates; further, Employee shall not retain or remove any secret and confidential information of any type or description without the express written consent of Corporation.

(c) In the event of the termination of Employee’s employment for Cause, or in the event of the voluntary termination of employment by the Employee for reason other than Good Reason, Employee covenants and agrees that Employee will not for a period of two (2) years from the date of such termination (the “Noncompete Period”), directly or indirectly, in any manner whatsoever, or in any way, transact insurance, financial products and/or services business within a 75 mile radius of the City of Syracuse, New York, or directly or indirectly solicit or accept as a customer for the purpose of selling any type of insurance or financial products or services, any person, corporation, limited liability company, municipality and/or any other person or entity who was a customer of the Corporation at the time of termination during the Noncompete Period set forth in this subparagraph.  For purposes of this subparagraph, the term “insurance financial products or services business” is defined as any such business that Corporation and/or Affiliates is writing, procuring or negotiating at the time of Employee’s termination.

(d) Although the parties consider the covenants provided in this Paragraph 9 reasonable, in the event that any court of competent jurisdiction deems any of the provisions of this Paragraph 9 as unreasonable or unenforceable, then such covenants shall apply to the broadest business, longest period, and largest geographic territory as may be considered reasonable by such court, and this Paragraph 9, as so amended, shall be enforced.

(e) Any breach or threatened breach by Employee of paragraphs (a), (b) and/or (c) of this Paragraph 9 will irreparably injure Corporation that any remedy at law for any breach or threatened breach by Employee of the provisions contained in paragraphs (a), (b) and/or (c) of this Paragraph 9 shall be inadequate, and the Corporation shall be entitled to injunctive relief in addition to any other remedy it might have under this Agreement or at law or in equity.  The Employee further agrees that the grant of such injunctive relief and the enforcement of the terms of this Agreement shall not deprive Employee of his ability to earn a living.

10.          GOVERNING LAW.

The terms of this Agreement shall be governed by the laws of the State of New York.

11.          NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duty given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Corporation at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Corporation, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Corporation.

12.          NON-WAIVER CLAUSE.

The waiver by either party of any breach of any provision of this Agreement by the other shall not be construed as a waiver of any subsequent breach by the other or as a waiver of any other clause of this Agreement.

13.          ASSIGNMENT.

This Agreement may not be assigned by the Employee or the Corporation, but it shall inure to the benefit of and shall be binding upon the heirs and legal representatives of the Employee and upon the successors of the Corporation.

14.          ENTIRE AGREEMENT.

This Agreement contains the entire understanding between the parties concerning the employment of the Employee by the Corporation and may not be changed or terminated except by an agreement in writing signed by both parties.

15.          ARBITRATION.

In case any disagreement, difference or controversy shall arise between the Employee, his heirs or legal representative, on the one hand, and the Corporation on the other hand, with respect to any matter in relation to or arising out of or under this Agreement, whether as to the construction or operation thereof, or the respective rights and liabilities of the Employee or the Corporation, and the parties to the controversy cannot mutually agree thereon for a period of thirty (30) days, then such disagreement, difference or controversy shall be determined by arbitration as follows: the parties shall mutually agree upon a single arbitrator. If they are unable to agree on a single arbitrator, each party shall select an arbitrator. Both of such arbitrators so chosen shall select a third arbitrator. The power hereby given to the arbitrators shall not terminate or be revoked by the death of the Employee and the arbitrators shall proceed with the arbitration notwithstanding such death. Any award made by a majority of the arbitrators shall be final, binding and conclusive upon the parties and those claiming under them. The arbitrators shall have no power to make any award inconsistent with or contrary to the terms and provisions of this Agreement. The costs and expenses of any arbitration shall be borne and paid as the arbitrators shall, by their award, direct.

16.          SEVERABILITY.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17.          SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Corporation. The Bank, however, guarantees payment and provision of all amounts and benefits due hereunder to Employee and, if any such amounts and benefits are not timely paid or provided by the Corporation, such amounts and benefits shall be paid or provided by the Bank.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have set their hands and seals on the date first above written.

Bailey & Haskell Associates, Inc.

By:	/s/ Eric E. Stickels
Eric E. Stickels
Treasurer and Secretary

Oneida Savings Bank

By:	/s/ Michael R. Kallet
Michael R. Kallet
President and Chief Executive Officer

Employee

/s/ Pierre J. Morrisseau
Pierre J. Morrisseau

Exhibit A

Employment Agreement

Compensation, Paragraph 3.1

A.            Base Salary of $210,000.00 and:

B.            Variable compensation earned through participation in the “Executive Referral Program” as set forth as follows:

i.                  The Employee will receive 10% of the annual commissions generated through the validated direct referral by the Employee of a new client with commissionable product sales of $5,000.00 or more received by the Corporation and/or other non-banking subsidiaries of the Bank (hereinafter referred to as “Affiliates”) during the 2011 calendar year, and;

ii.                  The Employee will receive 10% of any excess or additional new sale commissions generated in 2012 from the direct referral made by the Employee of a validated new client during 2011 pursuant to Section B.i. above to the extent that the total commissions received by the Corporation and/or Affiliates in 2012 for the referred new client exceed the total received in 2011, and;

iii.                  The Employee will receive an Executive Referral in 2011 pursuant to B.i. above for workers’ compensation program commissions earned in 2011 relating to Raymours & Flannigan’s Furniture Company and NYSARC, Inc., and;

iv.                  Any Executive Referral variable compensation paid to the Employee will result in a reduction of commissions and/or fees paid or credited to the assigned servicing representative in an amount not less than 200% of that paid to the Employee of the Corporation or Affiliate for those periods in which the Employee receives variable compensation related to the referred client.

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Exhibit B

Employment Agreement

Compensation, Paragraph 3.4

SUPPLEMENTAL BENEFITS

This Exhibit contains the exclusive listing of supplemental benefits which the Employee is entitled to in addition to the compensation and benefits expressly referenced in the Employment Agreement.  This Exhibit may be amended from time-to-time upon the mutual agreement of the Employee and the Compensation Committee and Board of Directors of Employer.

1.              Supplemental Life Insurance — The Company will provide the Employee with additional term life insurance to supplement the group coverage provided to all employees of the Company, the cost of this policy to be paid by the Company with the Employee responsible for the personal income tax consequences of the additional benefit.  The Company provides a group plan with a maximum benefit of $250,000.00.  The additional term life insurance provided under this agreement is a supplement to the group term life insurance provided to all employees to provide an overall benefit to the Employee equal to three and one-half times Base Salary with a combined benefit cap of $750,000.00.

2.              Supplemental Long-Term Disability Insurance — The Company will provide the Employee with a long-term disability policy to supplement the group coverage provided to all employees of the Company.  The group coverage provides a benefit equal to two-thirds of Base Salary with a maximum benefit of $10,000.00 per month.  The supplemental long-term disability insurance will wrap the current group policy to provide an overall benefit to the Employee equal to two-thirds of Base Salary with a combined benefit cap of $16,667.50 per month.  The cost of this benefit to be paid by the Company.

Exhibit C

Employment Agreement

This Exhibit is intentionally blank

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

BY AND BETWEEN

BAILEY & HASKELL ASSOCIATES, INC.

AND

PIERRE J. MORRISSEAU

This Amendment No. 1 to the employment agreement dated January 1, 2011 (the “Employment Agreement”) by and between Bailey & Haskell Associates, Inc. (the “Corporation”), the wholly-owned subsidiary of The Oneida Savings Bank, and Pierre J. Morrisseau (the “Employee”) is made effective as of the 1st day of January, 2012.

WHEREAS, the Employee is currently employed by the Corporation; and

WHEREAS, the Corporation and the Employee desire to extend the Employment Agreement for an additional 12 month period and modify the Base Salary set forth in Exhibit A.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Corporation and the Employee hereby agree to the following amendments to the Employment Agreement, it being understood and agreed that except to the amendments specifically provided for herein, the remaining terms of the Employment Agreement shall remain in full force and effect:

1.                                      Section 2. is hereby appended to read as follows:

An extension of the employment term under this Agreement shall be for the period commencing on January 1, 2012 and ending on December 31, 2013.

2.                                      Exhibit A is hereby amended to read as follows:

A.            Base Salary of $225,000.00 and:

B.            Variable compensation earned through participation in the “Executive Referral Program” as set forth as follows:

i.                                                                  The Employee will receive 10% of the annual commissions generated through the validated direct referral by the Employee of a new client with commissionable product sales of $5,000.00 or more received by the Corporation and/or other non-banking subsidiaries of the Bank (hereinafter referred to as “Affiliates”) during the 2012 calendar year, and;

ii.                                                                                                               The Employee will receive 10% of any excess or additional new sale commissions generated in 2013 from the direct referral made by the Employee of a validated new client during 2012 pursuant to Section B.i. above to the extent that the total commissions received by the Corporation and/or Affiliates in 2013 for the referred new client exceed the total received in 2012, and;

iii.                                                         The Employee will receive an Executive Referral in 2012 pursuant to B.ii. above for workers’ compensation program commissions earned in 2012 relating to Raymour & Flannigan’s Furniture Company and NYSARC, Inc., and;

iv.                                                          Any Executive Referral variable compensation paid to the Employee will result in a reduction of commissions and/or fees paid or credited to the assigned servicing representative in an amount not less than 200% of that paid to the Employee of the Corporation or Affiliate for those periods in which the Employee receives variable compensation related to the referred client.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Corporation, on behalf of its duly authorized officer, and Employee have caused this Amendment No. 1 to be executed as of the date first written below.

BAILEY & HASKELL ASSOCIATES, INC.

Dated:	January 1, 2012	By:	/s/ Eric E. Stickels
Eric E. Stickels, Treasurer & Secretary

EMPLOYEE

Dated:	January 1, 2012	By:	/s/ Pierre J. Morrisseau
Pierre J. Morrisseau